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    Exhibit 10.2

CMS ENERGY DEFERRED SALARY SAVINGS PLAN

Amended and Restated Effective January 1, 2022

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DEFERRED SALARY SAVINGS PLAN

The objective of the Deferred Salary Savings Plan (the "Plan") is to attract and motivate a select group of management and highly compensated employees. The Plan is designed to provide additional retirement income through employee deferrals and employer matching contributions to supplement that provided under the applicable qualified plans and to assist employees in meeting their financial goals.

The original effective date of the Plan was December 1, 1989. The Plan is amended and restated in its entirety effective January 1, 2022, except as set forth herein.

ARTICLE I
DEFINITIONS

The following terms shall have the respective meanings set forth below when used in the Plan unless the context clearly indicates otherwise.

1.1    “ Account” or “Account Balance” means the notional amount credited to a Participant or beneficiary in accordance with the provisions of the Plan.

1.2    “ Additional Deferral” means the amount deferred by a Participant in accordance with Section 3.3.

1.3    “Annual Compensation Limit” means the amount as determined annually by the Secretary of the Treasury pursuant to Code §401(a)(17) above which annual compensation is disregarded for qualified plans. The Annual Compensation Limit for the 2021 calendar year is
$290,000 and $305,000 for the 2022 calendar year.

1.4    “Code” means the Internal Revenue Code of 1986, as amended.

1.5    “Company” means CMS Energy Corporation and an employer that is sufficiently affiliated with CMS Energy Corporation under Code §414(b), (c), or (m) to be able to participate in the same benefit plan pursuant to the Code and be treated as a single employer for purposes of the Code.

1.6    “Compensation” means a Participant's regular salary from the Employer, before any adjustment for deferrals under this Plan or any other deferred compensation plan of the Company, any reductions for contributions to the Savings Plan, any reductions under any welfare benefit plan, or deductions for taxes or other withholdings, but excluding any bonus, imputed income, incentive or other premium pay. For purposes of determining Deferrals, Compensation for a Plan Year does not include any amounts paid in the Plan Year that are attributable to services performed by the Participant in an earlier Plan Year, except to the extent permitted by Code §409A.

1.7    “Deferral” means amounts deferred by a Participant pursuant to Article 3.

1.8    “Employee” means any person, employed by the Company and on the payroll and employment records system as an employee, excluding consultants, advisors and independent contractors, whose Compensation, when annualized, exceeds the Annual Compensation Limit.

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1.9    “Employer” means the entity within the Company that employs the Participant.

1.10    “Employer Matching Amounts” means monetary amounts added to a Participant's Account as provided in Section 3.2.

1.11    “Participant” means any Employee who meets the eligibility requirements of the Plan, who elects to enroll under the Plan, and for whom Deferrals are currently being made under the Plan or for whom Deferrals were previously made under the Plan which have not been distributed.

1.12    “Payment Event” means the time when a Participant may receive the benefits deferred under the Plan as described in Section 6.2.

1.13    “Payment Term” means the form and duration of any payment to a Participant or beneficiary as described in Section 6.3.

1.14    “Plan” means this Deferred Salary Savings Plan.

1.15    “Plan Administrator” means the Benefit Administration Committee as selected by the Chief Executive Officer and Chief Financial Officer of the Company to manage the Plan.

1.16    “Plan Record Keeper” means the person(s) or entity named as such by the Plan Administrator.

1.17    “Plan Year” means January 1 to December 31 of a calendar year.

1.18    “Savings Plan” means the Consumers Energy Company Employees’ Savings Plan.

1.19    “Separation from Service” means the Employee retires or otherwise has a separation from service from the Company as defined under Code §409A and its implementing Treasury Regulations. The Plan Administrator shall determine, consistent with the requirements of Code§409A and its implementing Treasury Regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service shall occur consistent with the requirements of Codem§409A and Treasury Regulation §1.409A-1(h) when it is reasonably anticipated that the future level of bona fide services provided by the Employee (whether as an employee or as an independent contractor) will be no more than 45% of the average level of bona fide services performed by the Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of service if less than 36 months).

ARTICLE II
ELIGIBILITY AND ENROLLMENT

2.1    Eligibility. An Employee is eligible to become a Participant on their date of employment, or if later, the first day of the month following the date upon which the Employee first has annualized Compensation in excess of the Annual Compensation Limit. A Participant shall no longer be permitted to make contributions to the Plan as of the end of any Plan Year when their annualized Compensation falls below the Annual Compensation Limit.

2.2    Enrollment. An Employee may enroll during an enrollment period prior to the start of each Plan Year. A new Employee may enroll within thirty (30) days of the date of employment. An

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Employee may enroll within thirty (30) days of first becoming eligible to participate in the Plan for the initial Plan Year of their participation. The foregoing provisions allowing late elections by new Employees and newly eligible Employees shall apply only to the extent permitted by Code §409A.

2.3    Procedure. An Employee must enroll in the Plan by completing the application for participation. Such application may, at the election of the Company or the Plan Record Keeper, be in an electronic format. Completion of the application by the Employee shall constitute an acceptance of the terms and conditions of the Plan.

ARTICLE III
DEFERRALS

3.1    Deferrals. Upon enrolling in the Plan, each Participant may elect to defer a portion of their Compensation during a Plan Year that is in excess of the Annual Compensation Limit. Except as otherwise provided in Section 3.3, the Deferral amount shall be 6% of their Compensation in excess of the Annual Compensation Limit. A deferral election applies to one (1) Plan Year.

(a)    Deferral elections made during the enrollment period immediately prior to the start of a Plan Year shall apply to Compensation received during that coming Plan Year. A deferral election made during one of the thirty (30)-day periods described at Section 2.2 shall apply to Compensation paid for services to be rendered during the portion of the Plan Year following the deferral election.

(b)    Any such deferral election shall become irrevocable as to the applicable Plan Year's Compensation as of the last permissible date for making such an election under Code §409A.

3.2    Employer Matching Amounts. Not less frequently than annually, the Company shall add an amount to a Participant's Account in an amount which is equal to 100% of the first 6% of the amount deferred by a Participant under Section 3.1 during a Plan Year. At no time will the applicable rate for the Employer Matching Amounts exceed the then current rate of matching contributions available under the Savings Plan, and no Employer Matching Amounts will be contributed to the Participant Account for any period in which the matching contribution under the Savings Plan is suspended or terminated. The employee share of any applicable FICA, FUTA and other applicable taxes for any Deferrals and Employer Matching Amounts will be deducted from a Participant’s pay at the time of any Deferral.

3.3    Additional Deferral. A Participant may elect to defer an additional amount (in excess of the 5% deferral under Section 3.1) into the Plan for a Plan Year, up to a maximum of 50% of their Compensation. The election of any additional deferral shall be made in accordance with Section 3.1. The deferral shall be subject to its own payment election as described under Section 6.1 and shall be consistent with the provisions of Section 6.2. Any such Additional Deferral shall not receive any Employer Matching Amounts.

ARTICLE IV
INVESTMENTS

4.1    Designation of Investments. At the time of electing a Deferral under the Plan, the Participant shall specify the percentage of the Deferral to be treated as if invested among the various

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options available as investment funds under the Plan. A Participant who already has deferred amounts under a nonqualified deferred compensation plan of the Company shall automatically have their existing investment profile apply to Deferrals and Employer Matching Contributions.

All determinations of the available investments by the Plan Administrator are final and binding upon the Participants. If a Participant fails to make an investment election, then such amounts shall be accounted for as if contributed to the Target Date Fund (as that term is defined in the Savings Plan) with a date that is applicable to the Participant’s age 65, rounded up, or such other investments as determined by the Plan Administrator.

4.2    Changes in Investment Elections. All investment elections may be changed prospectively at the Participant’s election at any time prior to the payment of the benefit subject to any applicable restrictions imposed by the Plan Administrator, the Plan Record Keeper and/or by applicable laws and regulations.

4.3    Determination of Investment Earnings. All gains and losses will be based upon the performance of the investments selected by the Participant from the date any Deferral or Employer Matching Amount is first credited to a Participant Account. If the Company elects to fund the Accounts for its convenience as described in Section 8.5, then investment performance will be based on the Account Balance pursuant to the customary procedures of the Plan Record Keeper.

ARTICLE V
VESTING AND RECOUPMENT

5.1    Vesting of Employer Matching Amounts. Employer Matching Amounts and any related earnings do not vest until such time as the Participant has been employed by the Company for not less than five full calendar years. Notwithstanding the above, if a Participant dies or incurs a “disability” ( as that term is defined under Code § 409A and its implementing Treasury Regulations)), then such Participant shall vest in the entire Account Balance (including the Matching Employer Amounts and any related earnings) as of the date of the Participant 's death or disability. For purposes of vesting, all periods of service with an Employer are counted and completion of twelve (12) months of employment (whether or not continuous) shall count as one (1) year of vesting under this Plan.

5.2    Vesting of Deferrals. Deferrals made pursuant to Section 3.1 and Additional Deferrals made pursuant to Section 3.3 shall be fully vested as of the date deferred.

5.3    Recoupment. Any and all Employer Matching Amounts are also subject to recoupment under the CMS Energy Recoupment Policy Relating to Financial Restatements and as required by applicable law.

ARTICLE VI
PAYMENT OPTIONS

6.1    Payment Elections. At the time the Employee makes a deferral election to participate in the Plan as described in Section 3.1 and/or Section 3.3, such Employee must select the Payment Event and Payment Term applicable to the Deferral and the Employer Matching Amounts for the Plan Year, as well as any earnings or income attributable to such amounts. Such payment options

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must be made in accordance with the provisions of this Section 6.1, Section 6.2, and Section 6.3 and cannot be subsequently changed except as permitted under Section 6.4.

6.2    Payment Events. Each Participant must annually select one or more payment events from the following choices for each contribution including Deferrals, Employer Matching Amounts and/or Additional Deferrals. Such election must be made at the time the deferral election is made:

(a)    Separation from Service for any reason other than death. Payment shall be made, or begin, in January of the year following Separation from Service or, if later, the seventh month after the month of Separation from Service. Later installments, if any, will be paid in January of the succeeding years. Effective for Deferrals in Plan Year 2019 and succeeding years, payment shall be made, or begin, in the seventh month after the month of Separation from Service. Later installments, if any, will be paid in the same month of the succeeding years.

(b)    Payment upon attainment of a date certain that is more than five (5) years after the last day of the applicable Plan Year. However, for amounts attributable to an Additional Deferral, payment shall be made, or begin, upon attainment of a date certain that is more than one
(1) month after the last day of the applicable Plan Year. Later installments, if any, will be paid in the same month of the succeeding years.

(c)    The later of (a) or (b) above.

Any Participant failing to make an election shall be deemed to have elected payment upon Separation from Service in accordance with Section 6.2(a).

6.3    Payment Term. Upon selecting a Payment Event, the Participant must also elect how they wish to receive any such payment from among the following options (the Participant may elect a separate Payment Term for each Payment Event elected):

(a)    Payment in a single sum upon occurrence of the Payment Event.

(b)    Payment of a series of annual installment payments over a period of two (2) years to fifteen (15) years following the Payment Event. Each installment shall be equal to a fractional amount of the Account Balance the numerator of which is one and the denominator of which is the number of installment payments remaining. For example, a series of five (5) installment payments will result in a payout of one fifth (1/5) of the Account Balance for the first installment, one fourth (1/4) of the Account Balance in the second installment, one third (1/3) of the Account Balance for the third installment, one half (1/2) of the Account Balance for the fourth (4th) installment and in the fifth (5th) installment the Account Balance is paid in full. Each installment, because of gains and losses, may not be identical to the prior installment.

Any Participant failing to elect a Payment Term shall be deemed to have elected a single sum.

6.4    Changes to Payment Options. Subsequent changes to the original payment options that would otherwise accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its sole discretion elect to accelerate payments to the limited extent permitted by Code §409A and applicable Treasury Regulations.

A subsequent election by a Participant to change the payment options related to a Payment

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Event can be made when all of the conditions set forth below are satisfied and solely in accordance with the applicable requirements of Code §409A. A subsequent election must be made on an election form provided by the Plan Administrator and must be filed in accordance with procedures prescribed by the Plan Administrator. A subsequent election must specify the new payment terms for each election (including, as applicable, the payment form, payment date or commencement date and payment schedule), which terms must comply with all applicable requirements under Code §409A and all conditions below.

The conditions for subsequent elections are as follows:

(a)    such election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)    the payment(s) with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 6.3(b) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, five (5) years from the date the first installment was scheduled to be paid; and

(c)    such election must be made not less than twelve (12) months before the date the payment was previously scheduled to be made, (or, in the case of installment payments under Section 6.3(b) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, twelve (12) months before the first installment was scheduled to be paid), if the Participant’s previous commencement date was a specified date.

Effective January 1, 2016, the right to a series of installment payments is to be treated as a right to a series of separate payments to the extent permissible under Code § 409A and its implementing Treasury Regulations. When making a subsequent election with respect to the payment of any post-December 31, 2015 Deferral (either a Section 3.1 Deferral, Employer Matching Amount, or Additional Deferral), the Participant may make a separate election with respect to each separate payment, provided that such election must result in all of the applicable Section 3.1 Deferral, Employer Matching Amount, or Additional Deferral for the Plan Year with related earnings being paid in a single sum or in a series of annual payments over a period from two (2) to fifteen (15) consecutive years.

6.5    Payment to Specified Employee. Payment to Specified Employee. If a Participant is determined to be a “specified employee” as defined in Code §409A and its implementing Treasury Regulations at the time of their Separation from Service, then pursuant to Treasury Regulation
§1.409A-3(i)(2) (to the extent applicable), such applicable payment or benefit shall not be paid until the date following the six-month anniversary of the Participant’s Separation from Service or, if earlier, on the Participant’s death.

6.6    Payment Upon the Death of the Participant. In the event of the death of a Participant prior to the start of any payments under the Plan, the Participant's named beneficiary shall receive the entire Account Balance as soon as administratively practicable but not later than 90 days after the Participant’s death. In the event of the death of a Participant after commencing payment of benefits, the Participant’s named beneficiary shall receive the remaining Account Balance in a single sum as soon as administratively practicable but not later than 90 days after the Participant’s death. If the Participant fails to name a beneficiary, or the beneficiary

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predeceases the Participant, then the Participant's estate will receive the entire Account Balance in a single sum as soon as administratively possible but not later than 90 days after the Participant's death. In no event may any recipient designate a year of payment for an amount payable upon the death of the Participant.

6.7    Payment in the Event of an Unforeseeable Emergency. The Participant may request that payments of any vested amounts commence immediately upon the occurrence of an “unforeseeable emergency” as that term is defined in Code § 409A and its implementing Treasury Regulations. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Code §409A and are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Plan Year will be cancelled and the Participant will not be eligible to make any deferral elections under this Plan for the following Plan Year. For any Participant receiving a hardship withdrawal from the Savings Plan as permitted by the Code and the Savings Plan, all deferral elections under this Plan for the current Plan Year will cease and the Participant will not be eligible to make any deferral elections or receive Employer Matching Amounts under this Plan for the following Plan Year.

ARTICLE VII
NON-ALIENIATION OF BENEFITS
Except as may be required by a domestic relations order as described under Code
§414(p)(1)(B), in no event shall the Plan Administrator pay or assign over any part of the interest of a Participant , or their beneficiary, which is payable, distributable or credited to their Account, to any assignee or creditor of such Participant or their beneficiary. Prior to the time of distribution, a Participant, their beneficiary or legal representative shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest which may be payable, distributable or credited to the Account of the Participant or their beneficiary under the Plan, and every attempted assignment or other disposition of such interest in the Plan shall not be merely voidable but absolutely void.

ARTICLE VIII
ADMINISTRATION OF PLAN

8.1    Plan Administrator. The Plan Administrator shall have authority to take necessary actions to implement the Plan and is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan, and make any other determinations with respect to all aspects of the Plan. Any Participant with a claim under the Plan must make a written request within sixty (60) days to the Plan Administrator for a determination on the claim. If the claim involves a benefit or issue relevant to an individual who has been appointed to the Benefit Administration Committee, the individual so affected shall not participate in any determination on such issue. The Plan Administrator may hire such experts, accountants, or attorneys as it deems necessary to decide and may rely on the opinion of such persons. The Plan Administrator shall notify the Participant of its determination in writing within sixty (60) days of the claim unless the Plan Administrator advises the Participant that it requires additional time (not to exceed ninety (90) days) to complete its investigation. The Participant may, within sixty (60) days from the date the determination was mailed to the Participant, request a redetermination of the matter, and provide any additional information for the Plan Administrator to consider in its redetermination. The Plan

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Administrator will issue its opinion within sixty (60) days of the request for redetermination unless the Plan Administrator advised the Participant that it requires additional time (not to exceed ninety
(90) days) to complete its redetermination of the matter.

8.2    Administrative Expenses. Any administrative expenses, costs, charges, or fees, to the extent not paid by the Company are to be charged to the Participant Accounts in accordance with the Plan Record Keeper's normal procedures and in accordance with any applicable law.

8.3    Amendment or Termination of the Plan. The Company may amend or terminate the Plan at any time. Upon termination, any vested Account Balance will remain in the Plan and be paid out in accordance with the Payment Term previously selected. While the Account Balance will continue to be subject to investment gains and losses, upon termination of the Plan, no further Deferrals or Employer Matching Amounts shall be made to the Plan. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel to clarify the terms and operation of the Plan. Notwithstanding the above, no termination of the Plan shall accelerate any benefits under the Plan unless such termination is consistent with the requirements of Code §409A and any applicable regulations, with respect to when a terminated plan may accelerate payment to a Participant.

8.4    Naming a Beneficiary. A Participant may at any time file a beneficiary designation with the Company or the Plan Record Keeper. Only one such beneficiary designation, the most recent received by the Plan Record Keeper, is effective at any time. No beneficiary designation is effective until it is received and accepted by the Company or the Plan Record Keeper. If a Participant fails to name a beneficiary or if the beneficiary predeceases the Participant, any benefit payable under the Plan will be paid to the Participant's estate. A Participant must name a separate beneficiary for each non-qualified plan.

8.5    Funding. The Plan is intended to constitute an unfunded, nonqualified, unsecured plan of deferred compensation . Further, it is the intention of the Company that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974 as amended. To the extent the Company elects to place funds with a trustee to pay its future obligations under the Plan, such amounts are placed for the convenience of the Company, remain the property of the Company, and the Participant shall have no right to such funds until properly paid in accordance with the provisions of the Plan. For administrative ease and convenience, such amounts may be referred to as Participant Accounts, but as such they are a notional account only and are not the property of the Participant. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Employee shall have the status of, and shall have no better status than, a general unsecured creditor of the Company. The Employee understands that the Employee must rely upon the general credit of the Company for payment of benefits under the Plan.

8.6    §409A Compliance. The Plan is intended to provide for payments that are exempt from the provisions of Code §409A to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Code §409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Code §409A. Notwithstanding the foregoing, neither the Company, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Code §409A applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of their beneficiaries or transferees. Notwithstanding any provision of the Plan to

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the contrary, the Company, the Company's Board of Directors, or the Benefit Administration Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Company, the Company's Board of Directors, or Benefit Administration Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable law, as a result of changes in applicable law or Treasury Regulation, or to mitigate the imposition of an additional tax, interest or penalty under Code §409A. Notwithstanding any provision of the Plan to the contrary, in no event whatsoever shall the Company, or Plan Administrator have any obligation to take any action to prevent the assessment of any taxes, interest or penalties or be liable for any additional tax, interest or penalties that may be imposed on a Participant (or payee) by reasons of Code §409A or any damages for failing to comply with Code§409A.

8.7    Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

IN WITNESS WHEREOF, execution is hereby effected this 14th day of December, 2021.

ATTEST: CONSUMERS ENERGY COMPANY

By:	/s/ Catherine A. Hendrian	By:	/s/ Srikanth Maddipati
	Catherine A. Hendrian		Srikanth Maddipati
	SVP, People & Culture		Treasurer, VP Finance & Investor Relations

38358333.1 !/018544.00160